Exhibit 99.1

Tocagen Reports Fourth Quarter and Full Year 2019 Financial Results

Definitive merger agreement with Forte Biosciences announced February 19, 2020

SAN DIEGO – February 27, 2020 – Tocagen Inc. (Nasdaq: TOCA), a clinical-stage, cancer-selective gene therapy company, today reported financial results and business highlights for the fourth quarter and full year ended December 31, 2019.

“Following our extensive review of strategic alternatives, we are excited about the recently announced merger between Tocagen and Forte Biosciences. The proposed merger will create a dermatology company with established clinical proof of concept for their lead asset and an anticipated cash runway to reach a data readout in mid-2021 for its planned randomized Phase 2 trial in patients with atopic dermatitis,” said Marty J. Duvall, Chief Executive Officer of Tocagen. “We believe that the proposed merger with Forte has the potential to deliver immediate and long-term value and the Forte leadership team has our full support.”

Fourth Quarter 2019 Financial Results

Research and Development (R&D) Expenses: R&D expenses were $7.6 million for the quarter ended December 31, 2019, compared to $15.6 million for the quarter ended December 31, 2018. The reduction in R&D expenses was primarily driven by a reduction in manufacturing and clinical development costs due to the completion of our Toca 5 trial in September 2019.

General and Administrative (G&A) Expenses: G&A expenses were $3.1 million for the quarter ended December 31, 2019, compared to $3.5 million for the quarter ended December 31, 2018. The decrease in G&A expenses was primarily due to lower personnel related costs.

Net Loss: Net loss was $10.6 million, or $0.44 per common share (basic and diluted), for the quarter ended December 31, 2019, compared to a net loss of $19.6 million, or $0.96 per common share (basic and diluted), for the quarter ended December 31, 2018. The 2019 calculation is based on 23.9 million average common shares outstanding for the fourth quarter of 2019, compared to 20.5 million average common shares outstanding for the fourth quarter of 2018.

2019 Twelve-Month Results

License Revenue: License revenue was less than $0.1 million for the 12 months ended December 31, 2019, compared to $18.0 million for the 12 months ended December 31, 2018. The 2018 revenue was associated with a $16.0 million upfront payment and a $2.0 million development milestone earned upon completion of enrollment in the Toca 5 clinical study, both recognized under Tocagen’s license agreement with ApolloBio.

R&D Expenses: R&D expenses were $45.3 million for the 12 months ended December 31, 2019, compared to $51.1 million for the 12 months ended December 31, 2018. The decrease in R&D expenses primarily reflects decreased costs in clinical development and manufacturing related to the wind down and suspension of the Company’s research and development activities.

G&A Expenses: G&A expenses were $16.2 million for the 12 months ended December 31, 2019, compared to $12.8 million for the 12 months ended December 31, 2018, with the increase primarily driven by commercial readiness activities incurred in the first half of 2019 in anticipation of a potential commercial launch following the completion of our Phase III clinical trial. In September 2019, upon missing our primary endpoint in our Toca 5 clinical trial, all commercial readiness activities were discontinued.

Net Loss: Net loss was $63.5 million, or $2.69 per common share (basic and diluted), for the 12 months ended December 31, 2019, compared to a net loss of $49.0 million, or $2.44 per common share (basic and diluted), for the 12 months ended December 31, 2018. The 2019 calculation is based on 23.6 million average common shares outstanding for the 12 months ended December 31, 2019, compared to 20.1 million average common shares outstanding for the prior year.

Cash Position

Cash, cash equivalents and marketable securities were $21.8 million at December 31, 2019 compared to $96.1 million at December 31, 2018.

About Tocagen

Tocagen is a clinical-stage, cancer-selective gene therapy company focused on developing first-in-class, broadly applicable product candidates designed to activate a patient's immune system against their own cancer.  For more information about Tocagen, visit www.tocagen.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our business plans and objectives, the results and impact of our proposed merger with Forte Biosciences, expectations regarding the timing and success of clinical trials and planned clinical trials following the proposed merger and anticipated cash runway. Risks that contribute to the uncertain nature of the forward-looking statements include: our ability to execute our strategy, risks relating to the completion of the merger, including the need for stockholder approval and the satisfaction of closing conditions, risks related to clinical development and our estimates regarding expenses, future revenue and capital requirements. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Tocagen's filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Tocagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TOCAGEN INC.

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2019	2018

Cash, cash equivalents and marketable securities	$21,821	$96,086
Prepaid expenses and other assets	6,339	6,995
Total assets	$28,160	$103,081
Current liabilities, including notes payable	13,204	16,534
Other long-term liabilities	4,108	28,402
Total stockholders’ equity	10,848	58,145
Total liabilities and stockholders’ equity	$28,160	$103,081

TOCAGEN INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)
License revenue	$9	$9	$36	$18,036
Operating expenses:
Research and development	7,596	15,619	45,299	51,080
General and administrative	3,115	3,498	16,248	12,809
Total operating expenses	10,711	19,117	61,547	63,889
Loss from operations	(10,702)	(19,108)	(61,511)	(45,853)
Other expense, net	119	(495)	(2,005)	(3,102)
Net loss	$(10,583)	$(19,603)	$(63,516)	$(48,955)
Net loss per common share, basic and diluted	$(0.44)	$(0.96)	$(2.69)	$(2.44)
Weighted-average number of common shares outstanding, basic and diluted	23,898,082	20,453,842	23,630,422	20,059,541

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Investor Contact:

Mark Foletta

Chief Financial officer

(858) 412-8400

mfoletta@tocagen.com

SOURCE Tocagen Inc.

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